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                                     CRESTAR BANK

                                  AMENDMENT NO. 1 TO
                    TRANSFER AGENT AGREEMENT DATED AUGUST 1, 1994
                     BETWEEN CRESTAR BANK (THE "TRANSFER AGENT")
                           AND THE ARBOR FUND (THE "TRUST")


     WHEREAS, the Transfer Agent and the Trust have entered into a Transfer Agent Agreement dated August 1, 1994 (the "Agreement") pursuant to which the Transfer Agent has agreed to provide certain transfer agency services to the Trust;

     WHEREAS, the Trust wishes to appoint the Transfer Agent to provide transfer agency services for each of the Trust's existing and future investment portfolios that are advised by Crestar Asset Management Company (the "Funds");

     WHEREAS, the Trust and the Transfer Agent have agreed to enter into this Amendment in order to authorize the Transfer Agent to provide transfer agency services to each of the Funds;

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. Terms, other than "Fund," that are defined in the Agreement are used herein with their defined meanings.

     2. The term "Fund" in the Agreement is redefined hereby to incorporate each of the Funds that are listed on Schedule B to the Agreement, as may be revised from time to time by mutual consent of the parties ("Schedule B").

     3. The Transfer Agent agrees to act as Transfer Agent of the cash and securities of each of the Funds listed on Schedule B.

     4. Except as expressly amended hereby, all terms and provisions of the Agreement are and shall continue to be in full force and effect. This Amendment shall be construed in accordance with the applicable laws of the Commonwealth of Virginia. This Amendment may be executed by one or both of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     5. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

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     6.   No investment portfolio of the Trust shall be liable for the obligations of any other investment portfolio of the Trust. Without limiting the generality of the foregoing, the Transfer Agent shall look only to the assets of the Funds for payment of fees for services rendered to the Funds.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the 11th day of November, 1997.


THE ARBOR FUND


By:  /s/ Barbara A. Nugent
     -----------------------------------
     Name:  Barbara A. Nugent
     Title:    Vice President & Asst. Secretary

CRESTAR BANK

By:  /s/ E. William Wohlford
     -----------------------------------
     Name:     E. William Wohlford
     Title:    Executive Vice-President

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                                      SCHEDULE B
                     TO THE TRANSFER AGENT AGREEMENT, AS AMENDED
                       BETWEEN THE ARBOR FUND AND CRESTAR BANK



U.S. Government Securities Money Fund

Prime Obligations Fund